Exhibit 99.1


          I.C. Isaacs Pre-Announces Fiscal Year 2006 Financial Results


    NEW YORK--(BUSINESS WIRE)--Jan. 24, 2007--I.C. Isaacs & Company, Inc. (OTCBB: ISAC), designer and marketer of the Marithe & Francois Girbaud brand of casual denim and sportswear, today announced that it expects to report full year earnings per diluted share in the range of $0.61 to $0.63 on lower than anticipated sales. This is a revision to prior expectations for earnings per diluted share of $0.76 to $0.78. The Company's prior and updated guidance does not include $0.08 of anticipated expenses from the adoption of FASB 123R, under which the non-cash impact of stock options are recorded as an expense.

    Peter Rizzo, Chairman and Chief Executive Officer of IC Isaacs, commented, "The fourth quarter retail environment proved to be challenging, particularly for our independent specialty accounts which make up nearly 80% of our business and which typically function on a short cash cycle. As a result, we experienced unanticipated cancellations and returns on pre-booked business as well as softer than expected in-season sales trends. This put pressure on both our sales and margin plan for the quarter. We believe this softness may carry over into the first quarter as reflected by an approximate 20% decline in first quarter seasonal backlog versus the year-ago level. We believe that this issue is not specific to our brand or products, but is symptomatic of market-related issues for urban sportswear."

    The Company noted that while sales and gross margin were affected by the tenor of the fourth quarter retail environment, it believes that expenses remained on plan due to both effective cost control and a reduction in bonus accrual rates to reflect the expected performance in the fourth quarter.

    About I.C. Isaacs & Company

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

    This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those statements are based on management's current expectations and observations and include statements regarding the expected financial results of the Company for the years 2006 and 2007, the Company's expectations with respect to the economic environment in 2006 and 2007 and its belief in the strength and future of the Company's business. Such statements are subject to a variety of risks and uncertainties. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, (vi) the effect the restructuring of the women's line will have on future income, (vii) the results that any changes in operating procedures will have on the order backlog, (vii) the risk that the Company will be unsuccessful in implementing its strategic or operating initiatives and (viii) other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.


    CONTACT: I.C. Isaacs & Company
             Gregg Holst, 646-459-2670
             Chief Financial Officer
             or
             Investor Relations:
             Integrated Corporate Relations
             James Palczynski, 203-682-8200